Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
Wells Fargo & Company:

We consent to the use in the Registration Statement on Form S-4 Amendment No. 2 of our reports dated February 25, 2008, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement. Our report on the aforementioned consolidated financial statements, dated February 25, 2008, refers to the Company’s change in the method of accounting for income taxes, leveraged lease transactions, certain mortgages held for sale and retained interests, and the Company’s additional disclosure regarding the measurement of fair value for financial assets and liabilities in 2007 and refers to a change in the method of accounting for residential mortgage servicing rights and stock-based compensation in 2006.

/s/ KPMG LLP

San Francisco, California
November 20, 2008